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                                                                   EXHIBIT 23.1

            REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Synergy Semiconductor Corporation

  The audits referred to in our report dated January 31, 1996, included the related financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. This financial statement schedule is the responsibility of Synergy Semiconductor Corporation's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus.

                                          KPMG PEAT MARWICK LLP

San Jose, California
June 5, 1996